Exhibit 10.9

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is by and between Mark Trudeau (“Executive”) and ST Shared Services LLC (the “Company”) (collectively, Executive and the Company shall be referred to herein as the “Parties” and one of the Parties shall be referred to herein as a “Party”).

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer, and has performed services for the Company and/or one or more of its affiliates;

WHEREAS, Executive entered into an Employment Agreement (“Employment Agreement”) dated July 20, 2020 as amended on September 8, 2021 which provides for certain benefits in the event Executive’s employment is terminated on account of a reason set forth in the Employment Agreement, subject to the terms of the Employment Agreement;

WHEREAS, Executive’s employment will terminate effective June 16, 2022 (“Separation Date”); and

WHEREAS, in connection with the termination of Executive’s employment and pursuant to the terms of the Employment Agreement, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. Benefits Upon Termination of Employment. Whether or not Executive signs this Agreement, Executive will be entitled to the following:

(a) Earned But Unpaid Amounts and Notice Pay. Executive shall receive any amounts earned, accrued or owing but not paid to Executive as of the Separation Date including unpaid base salary. In addition, Executive will be entitled to pay in lieu of notice for the balance of the Notice Period (as defined in the Employment Agreement) remaining as of the Separation Date (“Notice Pay”) (for the avoidance of doubt, the parties acknowledge and agree that notice of termination was provided to Executive by the Company on May 31, 2022). Notice Pay paid to Executive will be in addition to, and will not be offset against, any severance benefits Executive may be entitled to receive under Section 2 of this Agreement. However, the Notice Period will run concurrently with, and not in addition to, any notice period required under local, state or federal law. If Executive does not sign, or revokes, prior to the expiration of the applicable revocation period, his or her signature on, a Release (as defined below), Executive will only be eligible for Notice Pay. Unless otherwise permitted by the applicable plan documents or laws, Executive will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation during the Notice Period, or anytime thereafter. Notice Pay will be paid in a lump sum within thirty (30) days following the Separation Date.

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(b) COBRA Continuation Coverage. Executive (and Executive’s spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Company’s group health plans as required by and pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Executive acknowledges the Company will provide COBRA coverage only if such coverage is timely elected by Executive (or other qualified beneficiary as defined by COBRA) and Executive is solely responsible for electing such coverage. If Executive does not elect COBRA coverage timely, Executive will not be eligible to receive COBRA coverage. Executive will be required to pay the entire premium for COBRA coverage and acknowledges COBRA coverage will end upon the expiration of the maximum period required under COBRA or earlier than such time if Executive does not pay the required premium within the applicable time period, if Executive terminates COBRA coverage, or if an event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage.

2. Consideration to Executive for Signing This Agreement. The parties acknowledge and agree that Executive is not entitled to receive any severance benefits under Section 4 of the Employment Agreement (“Obligations of the Company Upon Termination”) in connection with their mutual agreement to terminate Executive’s employment on the Separation Date. Notwithstanding the foregoing, in consideration for Executive signing and not revoking this Agreement as described in Section 22, the Company agrees to provide Executive with the severance benefits set forth below. Subject to Section 20 below, all payments described in this section shall be paid as soon as is administratively possible after the end of the revocation period for this Agreement as specified in Section 22(e), but contingent upon the revocation period having lapsed, in no event later than March 16, 2023. Executive expressly authorizes the Company to make any necessary deductions, withholdings, or other reductions from amounts paid pursuant to this paragraph.

(a) Base Salary Payment. Executive will receive a lump sum payment equivalent to twenty-four (24) months of Executive’s current base salary in the gross amount of $2,100,000.00, minus any applicable deductions or withholdings or other reductions required by applicable law.

(b) Severance Bonus Payment. Executive will receive a lump-sum payment equivalent to Executive’s Annual Bonus (as that term is defined in the Employment Agreement and September 8, 2021, amendment) for two (2) fiscal years of the Company in the gross amount of $2,878,750.00, minus any applicable deductions or withholdings or other reductions required by applicable law.

(c) Annual Incentive Bonus. In lieu of a bonus under the Global Bonus Plan for the Company Fiscal Year 2022 (the “GBP”), the Company shall pay Executive a lump sum in the gross amount of $594,952, minus any applicable deductions or withholdings. The Company shall have no further obligations to Executive under the GBP or any other bonus program except as expressly set forth herein.

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(d) Benefits Lump Sum Payment. Executive will receive a lump sum payment in the gross amount of $36,694.48, minus any applicable deductions or withholdings or other reductions required by applicable law, which shall be equal to eighteen (18) times the difference between (i) the applicable monthly COBRA premium in effect on the Separation Date for the medical, dental, vision and EAP plan options in which Executive is enrolled on the Separation Date, and (ii) the monthly premium paid for such coverage by Executive as of the Separation Date.

(e) Treatment of Stock Options, Restricted Stock and Restricted Units. On March 2, 2022, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (as amended, supplemented or otherwise modified, the “Plan”). Pursuant to such Plan all outstanding equity interests in Mallinckrodt plc (“Mallinckrodt”) at the time of emergence are cancelled without recourse. As such all stock options, restricted stock, restricted units or performance shares held by Executive as of the Separation Date have been cancelled and forfeited as of the Separation Date.

(f) Outplacement Services. The Company shall pay the cost of outplacement services for the Executive at the outplacement agency the Company regularly uses for such purpose for a period of twelve (12) months and at the level of services offered to similarly situated Company employees.

(g) Tax Return Preparation. The Company shall pay the fees and costs associated with PricewaterhouseCoopers or a comparable firm (“Tax Accountant”) preparing all federal, state, and international tax returns of Executive and his spouse for 2021 and any subsequent years in which Executive has potential international tax obligations related to his employment with the Company or its affiliated entities. Executive and the Company agree that the tax equalization practices and procedures that have applied to Executive during his employment with the Company and its predecessors, including but not limited to the Mallinckrodt Pharmaceuticals Tax Equalization Plan dated July 1, 2013 including the terms and conditions of Appendix B (the “Plan”), will continue to apply, except as set forth herein, following the Separation Date for 2021 and any subsequent years in which Executive has potential international tax obligations related to his employment with the Company or its affiliated entities. Executive remains personally responsible for all historical and prospective income taxes which are due based on the application of the Plan, and the Company will also be responsible for reimbursing Executive promptly for any tax reimbursements that are due to Executive under the Plan. Notwithstanding the above, and for the avoidance of doubt, both Executive and the Company agree to settle all amounts due as soon as administratively possible, although Executive may withhold any payments due to the Company as determined by Tax Accountant (which payments shall not be deducted from the monies to be paid to Executive pursuant to this Agreement) until any applicable tax refunds are received from the applicable taxing authorities, with the exception of any payments due to the Company which exceed the anticipated tax refund, which Executive shall pay to the Company within thirty (30) days of filing the applicable tax return.

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(h) Company Equipment. Executive shall retain the Company-issued iPhone, iPad, and two (2) printers in his possession as of the Separation Date (collectively, the “Company-Issued Equipment”), subject to the Company’s right to remove its proprietary data from the Company-Issued Equipment on or about the Separation Date at a time that is mutually convenient for Executive and the Company. The Company shall coordinate with Executive to facilitate the retention by Executive of his personal data, including any personal photos or contacts, stored on the Company-Issued Equipment.

(i) Chapter 11 Limitations on Pre-Petition Obligations and Potential Clawback. The Company initiated Chapter 11 proceedings under the U.S. Bankruptcy Code on Monday, October 12, 2020. Under the U.S. Bankruptcy Code, the Company is limited in the amounts it can pay exiting employees for pre-petition obligations on a priority basis, including but not limited to wages, salaries, commissions, accrued PTO, reimbursable business expenses, and contributions to benefit plans that were accrued or incurred prior to October 12, 2020 (collectively the “Pre-bankruptcy Obligations”). Because of the bankruptcy filing and except to the extent required under applicable state law, the Company is prohibited by law from paying any exiting employee more than $13,650 in the aggregate for all Pre-bankruptcy Obligations (the “Bankruptcy Cap”). This may impact amounts Executive is able to receive from the Company as noted in this Agreement, specifically with respect to any accrued PTO and reimbursable business expenses. Further, as required in connection with the Company’s bankruptcy, by executing this Agreement, Executive agrees that if a court of competent jurisdiction determines that Executive: (a) knowingly participated in any criminal misconduct in connection with Executive’s employment with the Company or (b) was aware, other than from public sources, of acts or omissions of another person that Executive knew at the time were fraudulent or criminal with respect to the Company’s commercial practices in connection with the sale of opioids and Executive failed to report such fraudulent or criminal acts or omissions to the Company or to law enforcement during his employment with the Company, then Executive will forfeit any rights to payment under this Agreement for any severance, bonuses, incentive compensation payments, accrued PTO, and reimbursable business expenses and, if requested by the Company, Executive will repay all amounts paid to Executive under this Agreement, net of any applicable deductions or withholdings applied by the Company to the amounts received by Executive pursuant to Sections 2(a) through 2(d) above. If Executive is required to repay any such amounts, Executive agrees that Executive will do so no later than sixty (60) days after the Company notifies Executive of the same in writing.

(j) No Further Benefits. Except as provided in this Agreement or as required by the terms of a Company sponsored employee benefit plan in which Executive is participating on the Separation Date, no payment, compensation, leave time, insurance or other benefits will be furnished or paid to Executive. Except as specifically provided for in this Agreement or the terms of the applicable employee benefit plan, as of the Separation Date, Executive will cease to be eligible to participate under, or be covered by, any compensation or employee benefit plan and has no rights under any of those plans.

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3. Release of All Claims.

(a) Executive’s Release of All Claims. Executive, for and in consideration of the commitments of the Company, including those set forth in the section entitled “Consideration to Executive for Signing This Agreement,” and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, trustees, fiduciaries and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date Executive signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from, or relating in any way to Executive’s employment relationship with Company, the terms and conditions of the employment relationship, and the termination of the employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of The Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (except as to claims for vested benefits, including but not limited to 401k benefits), the Workers Adjustment Retraining Notification Act, the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008, the Fair Credit Reporting Act, the Equal Pay Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the National Labor Relations Act, the False Claims Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. Executive specifically acknowledges that during Executive’s employment, (i) Executive was provided notice of all rights permitted under the Family and Medical Leave Act of 1993 (“FMLA”), understood those rights, was allowed to take all leave and afforded all other rights to which Executive is entitled under the FMLA, (ii) the Company has not in any way interfered with, restrained or denied Executive’s exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights, and (iii) Executive was not treated differently or in any way discriminated against because of Executive’s age. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Nothing in this Agreement shall be interpreted to require Executive to release any claims that cannot lawfully be released.

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(b) Executive’s Representations. To the fullest extent permitted by law, and subject to the provisions of the section entitled “Permissible Disclosures,” Executive represents and affirms (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf, (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities Executive has not already reported to a human resources representative, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and (iii) Executive will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for Executive involving any matter released in this Agreement. Furthermore, Executive will withdraw with prejudice any such lawsuit or other legal action that may already be pending. In the event suit is filed in breach of this covenant not to sue, it is expressly understood and agreed this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this subsection, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Executive further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. Although this Agreement does not preclude Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or related state agency or from participating in an investigation by such agency, Executive promises never to seek or accept any damages, remedies, or other relief for Executive personally (any right to which is hereby waived) with respect to any claim purportedly released by this Agreement.

(c) No Unresolved Claims. This Agreement has been entered into with the understanding there are no unresolved claims of any nature which Executive has against the Company. Executive acknowledges and agrees, except as specified in the section entitled “Consideration to Executive for Signing This Agreement,” all compensation, benefits, and other obligations due Executive by the Company, whether by contract or by law, have been paid or otherwise satisfied in full or have been provided for in this Agreement. Executive further agrees the representations and understandings set forth in this Agreement have been relied upon by the Company and constitute consideration for the Company’s execution of this Agreement.

4. Restrictions. The Non-Competition, Non-Solicitation, and Confidentiality Agreement signed by Executive on November 30, 2011 (hereinafter, the “Restrictive Covenant Agreement”) shall continue in full force and effect. For the avoidance of doubt, nothing in this Agreement or the Restrictive Covenant Agreement shall preclude Executive from serving on the board of directors of a private or public entity, or advising financial firms or their affiliates on merger and acquisition issues either as an employee or a consultant, as long as Executive does not rely upon or share Confidential Information, as that term is defined in the Restrictive Covenant Agreement, in providing those services.

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5. Indemnification. The Indemnification Agreement dated September 19, 2019 between Executive, Sucampo Pharmaceuticals, Inc. (“Sucampo”), and Mallinckrodt (the “Indemnification Agreement”), and the Deed of Indemnification dated September 19, 2019 between Executive and Mallinckrodt (the “Deed of Indemnification”), (collectively, the “Indemnification Agreements”) shall continue in full force and effect. For purposes of the Indemnification Agreements, including but not limited to Section 14 of the Indemnification Agreement and Section 16 of the Deed of Indemnification, the Company shall be deemed a successor to Sucampo and Mallinckrodt, and the Company expressly assumes and agrees to perform the Indemnification Agreements.

6. Continued Cooperation. Executive acknowledges the Company may need to consult with Executive from time to time on a reasonable basis after the Separation Date on matters Executive had worked on prior to the Separation Date. Executive agrees to continue to cooperate with the Company and to provide any such information as is reasonably requested by the Company. The Company will reimburse Executive for any reasonable pre-approved expenses incurred in providing this cooperation and will not unreasonably interfere with any future employment of Executive in these requests.

7. Rehire. Executive agrees and recognizes the Company has no obligation to employ, or retain the services of, Executive in the future.

8. Non-Disparagement. Subject to the provisions of the section entitled “Permissible Disclosures,” Executive agrees Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. It is the Company’s current reference policy to confirm only the Executive’s dates of employment, job title and most recent salary upon receipt of a reference request, and the Company shall not provide any further information concerning Executive’s tenure with the Company to any third party.

9. Understanding of Consideration. Executive understands and agrees the payments, benefits and agreements provided in this Agreement, including those set forth in the section entitled “Consideration to Executive for Signing This Agreement,” are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement and they are greater than the payments, benefits and agreements, if any, to which the Executive would have received if Executive had not executed this Agreement.

10. Satisfaction of Company Obligations. Executive acknowledges and agrees the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and, further, this Agreement fully supersedes any and all prior agreements or understandings, whether written or oral, between the parties, regarding the subject matter of this Agreement. Executive acknowledges, except as set forth expressly herein, neither the Company, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral.

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11. Confidentiality. Subject to the provisions of the section entitled “Permissible Disclosures,” Executive agrees not to disclose the terms of this Agreement to anyone, except a spouse, attorney, or, as necessary, a tax or financial advisor. It is expressly understood any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

12. Company Property.

(a) Company Records. Executive represents, as of the Separation Date, Executive shall not have in Executive’s possession any records or business documents, whether on computer or hard copy, or other materials (including but not limited to computer disks and tapes, computer programs, files and software, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges all such Corporate Records are the property of the Company.

(b) Company Property. On or as soon as practicable after the Separation Date, and except as set forth in Section 2(h) above, Executive is required to return all company property to the Company. Company property includes, but is not limited to, building I.D. and name tags, office keys and company car keys, samples, cases, or brochures Executive has acquired by virtue of Executive’s employment.

13. Permissible Disclosures. Nothing in this Agreement shall prohibit or restrict Executive from: (a) making any disclosure of information required by law, (b) disclosing the contents of the section of this Agreement entitled Restrictions to potential or subsequent employers, (c) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources personnel, (d) reporting, filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization, or (e) making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

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14. Non-Admission. The Company and Executive mutually agree and acknowledge the provision of benefits by the Company pursuant to this Agreement and the settlement and termination of any asserted or unasserted claims against the Releasees are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

15. Breach. Executive agrees and recognizes that, should a court of competent jurisdiction determine that Executive breached any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set out in Section 2 and will have the right to seek repayment of all such consideration paid up to the time of any such breach. Further, Executive and the Company acknowledge in the event of a breach of this Agreement by either Party, the non-breaching Party may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

16. Injunctive Relief. Executive further agrees the Company shall be entitled to preliminary and permanent injunctive relief, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive irrevocably and unconditionally (a) agrees any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the State of Missouri, (b) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (c) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Executive at the home address which the Company has on file for Executive at the time such mailing occurs.

17. Choice of Law. The Company’s primary place of business is in the State of Missouri. Therefore, this Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Missouri, without giving effect to any conflict of law principles that would result in the application of any law other than the law of the State of Missouri.

18. Survival of Provisions. The obligations contained in any section that contains obligations to be performed following the termination of Executive’s employment with the Company or any affiliate or subsidiary shall survive such termination and shall be fully enforceable thereafter.

19. Savings Clause. If any term contained in this Agreement is found by a court of competent jurisdiction to be unenforceable or invalid to any extent, such finding will not affect the validity or enforceability of any other term or provision of this Agreement.

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20. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates without Executive’s consent, but shall remain liable for any payments provided hereunder that are not timely made by any such assignee. Executive’s rights or obligations under this Agreement may not be assigned by Executive.

21. Section 409A Compliance. To the extent applicable, this Agreement will be interpreted in accordance with Internal Revenue Code Section 409A and the regulations and other interpretive guidance issued thereunder including, without limitation, any such regulations or other guidance that may be issued after the date this Agreement is executed (collectively, “Code Section 409A”). Notwithstanding any other provision of this Agreement, if the Company determines any provision herein is or may be subject to Code Section 409A, the provisions of Section 5.03 of the Plan apply and the Company may adopt such amendments or modify payments made hereunder or take any other action or actions the Company determines is necessary or appropriate to (a) exempt payments made hereunder from the application of Code Section 409A or (b) comply with the requirements of Code Section 409A. Notwithstanding any other provision of this Agreement, if the period for consideration and revocation of this Agreement spans two tax years, then any payments hereunder which are subject to Code Section 409A shall be delayed until the later of (i) the end of the applicable revocation period, or (ii) the first regularly scheduled Company payroll date in the second tax year.

22. Certification and Acknowledgment. Executive certifies and acknowledges:

(a) Executive has read the terms of this Agreement, and Executive understands its terms and effects, including the fact Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b) Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and sufficient to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c) Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) The Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and Executive has signed on the date indicated below after concluding this Agreement is satisfactory to Executive.

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(e) Executive acknowledges this Agreement may be revoked by Executive within seven (7) days after Executive’s execution and this Agreement shall not become effective until the expiration of such seven (7) day revocation period. Any revocation must be submitted, in writing, to the Company, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered or mailed to Mallinckrodt Pharmaceuticals, Attn: Chief Human Resources Officer, 675 McDonnell Blvd., Building 10-2-S, Hazelwood, MO, 63042, and hand-delivered or postmarked within seven (7) calendar days of Executive’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder;

(f) Executive does not waive rights or claims that may arise after the date this Agreement is executed.

Intending to be legally bound hereby, Executive and the Company (by its duly authorized agent) hereby execute the foregoing Separation of Employment Agreement and General Release.

EXECUTIVE

/s/ Mark Trudeau Mark Trudeau	June 16, 2022 Date

COMPANY

By:

Signature	Date

Name: ________________________

Title: _________________________

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